Exhibit 77H

For AXP Core Bond Fund:

On February 19, 2004, the AXP Portfolio Builder Funds, which are six affiliated fund-of-funds, and/or American Express Financial Corporation and/or IDS Life Insurance Company, through their initial capital investments, were owners of record of more than 25% of the outstanding shares of the Fund.

For AXP Income Opportunities Fund:

On February 19, 2004, the AXP Portfolio Builder Funds, which are six affiliated fund-of-funds, and/or American Express Financial Corporation and/or IDS Life Insurance Company, through their initial capital investments, were owners of record of more than 25% of the outstanding shares of the Fund.

For AXP Inflation Protected Securities Fund:

On February 19, 2004, the AXP Portfolio Builder Funds, which are six affiliated fund-of-funds, and/or American Express Financial Corporation through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For AXP Limited Duration Bond Fund:

On February 19, 2004, the AXP Portfolio Builder Funds, which are six affiliated fund-of-funds, American Express Financial Corporation and/or IDS Life Insurance Company, through their initial capital investments, were owners of record of more than 25% of the outstanding shares of the Fund.